Galena Biopharma Reports Third Quarter 2015 Financial Results and
Announces Exclusive Focus on its Clinical Development Programs with Planned Divestiture of the Commercial Business

•	Clinical development immunotherapy programs make significant advances with new trials including a NeuVax™ Phase 2 clinical trial in DCIS and encouraging Phase 2a data for GALE-301

•	Commercial operations and products, Abstral® (fentanyl) Sublingual Tablets and Zuplenz® (ondansetron) Oral Soluble to be divested

•	Webcast and conference call scheduled for today at 2:00 p.m. P.T. / 5:00 p.m. E.T.

San Ramon, California, November 9, 2015 - Galena Biopharma, Inc. (NASDAQ: GALE), a biopharmaceutical company committed to the development and commercialization of targeted oncology therapeutics that address major unmet medical needs, today reported its financial results for the quarter ended September 30, 2015. The Company also announced it has completed a strategic review of the organization and has elected to focus its efforts and financial resources exclusively on the continued development of its high value oncology pipeline led by NeuVax™ (nelipepimut-S), and divest its commercial business which consists of Abstral® (fentanyl) Sublingual Tablets and Zuplenz® (ondansetron) Oral Soluble Film.

For financial and accounting purposes, Galena has classified its commercial business activities as discontinued operations effective as of the third quarter, and the Company removes all revenue and expense guidance as it relates to its commercial business. Galena has engaged a financial advisor to provide strategic advice and a process to divest the commercial business, and the Company anticipates exiting the commercial business by the end of the first quarter of next year. Providers and patients will have ongoing access to both drugs until we have transitioned out of the business.

“Led by NeuVax, Galena has an extremely robust clinical development pipeline targeting areas of high unmet medical need that represent significant high-value market opportunities for the company,” said Mark W. Schwartz, Ph.D., President & CEO. “Over the past year, we have met several key development milestones while also expanding our clinical pipeline to four assets in eight ongoing or planned clinical trials. Our strategy going forward is to advance these programs while exploring additional indications in the immuno-oncology field where our assets can potentially make a difference in the treatment of cancer or in addressing the rapidly growing patient population of cancer survivors by harnessing the power of the immune system to prevent their cancer recurrence.”

Dr. Schwartz continued, “When I assumed the position of President and CEO of Galena, I, along with our executive team, began a careful examination of our operations and assets to determine the optimal strategy for Galena that would enable the greatest opportunity for growth, while maximizing shareholder value. As a result of this analysis and review by our Board of Directors, we have concluded that it is in the best interest of our patients, our shareholders, and the long-term success of our company to focus our energy and resources exclusively on our clinical development programs. Since acquiring the products we have significantly grown the sales of Abstral and successfully launched Zuplenz, and I believe that each has strong commercial potential and offers significant benefits to their respective patient populations. However, the foundation of Galena has always been our cancer immunotherapy programs, which are now rapidly advancing towards several key inflection points. Therefore, we believe it is important for Galena to focus on our core expertise and the successful advancement of our late and mid stage clinical pipeline. We appreciate the dedication and hard work of the commercial team as we transition out of the commercial business and are extremely grateful for all of their efforts.”

Dr. Schwartz concluded, “For both patients and shareholders of Galena, there is a much greater opportunity to generate value if we dedicate all of our resources to our clinical programs, and we are eager to move the company in this new direction. As part of this renewed focus, we have officially consolidated at our new headquarters in San Ramon, California. We look forward to discussing these advances in more detail during our third quarter earnings webcast this afternoon.”

Galena will host a webcast and conference call today at 2:00 p.m. P.T./5:00 p.m. E.T. to discuss financial and business results. The live webcast will include slides that can be accessed on the Company's website under the Investors section/Events and Presentations: http://investors.galenabiopharma.com/events.cfm. The conference call can be accessed by dialing (844) 825-4413 toll-free in the U.S., or (973) 638-3403 for participants outside the U.S. The Conference ID number is: 54883466. The archived webcast replay will be available on the Company's website for 90 days.

FINANCIAL HIGHLIGHTS AND GUIDANCE

As a result of our strategic decision to divest our commercial business, our commercial activities are classified as discontinued operations in our third quarter financial statements.

Operating loss from continuing operations for the third quarter of 2015 was $8.6 million, including $0.6 million in stock based compensation, compared to an operating loss from continuing operations of $10.6 million, including $1.1 million in stock-based compensation for the same period in 2014. Operating loss from continuing operations through the third quarter of 2015 was $26.6 million, including $1.3 million in stock based compensation, compared to an operating loss from continuing operations of $34.2 million, including $3.9 million in stock-based compensation for the same period in 2014. The decrease in net operating loss year-over-year is primarily the result of the completion of enrollment in our Phase 3 PRESENT trial for NeuVax, as well as the decrease in stock based compensation, and a reduction in legal expenses associated with ongoing litigation and legal proceedings.

Non-operating income or expenses include non-cash charges related to changes in the fair value estimates of the company’s warrant liabilities, contingent purchase price liability, and interest expense. The non-cash income related to the changes in the value of our warrant liability for the third quarter of 2015 was $2.1 million versus $6.7 million for the same period in 2014, respectively. The non-cash expense related to the changes in the value of our warrant liability through the third quarter of 2015 was $1.0 million versus a non-cash income of $13.2 million for the same period in 2014, respectively.

Loss from continuing operations for the third quarter of 2015 was $6.4 million, including $2.1 million in non-cash income described above, or $0.04 per basic and diluted share. Loss from continuing operations for the third quarter of 2014 was $3.5 million, including a $6.7 million in non-cash income described above, or $0.03 per basic and diluted share. Loss from continuing operations through the third quarter of 2015 was $28.2 million, including $1.0 million in non-cash expense described above, or $0.18 per basic and diluted share. Loss from continuing operations through the third quarter of 2014 was $22.0 million, including $13.2 million in non-cash income described above, or $0.19 per basic and diluted share.

Loss from discontinued operations for the third quarter of 2015 was $11.7 million, or $0.07 per basic and diluted share, compared to $2.6 million, or $0.02 per basic and diluted share, for the same period of 2014. Loss from discontinued operations through the third quarter of 2015 was $16.1 million, or $0.11 per basic and diluted share, compared to $6.6 million, or $0.06 per basic and diluted share, for the same period of 2014. Loss from discontinued operations include a $8.1 million non-cash impairment charge from classification of assets held for sale for the three and nine months ended September 30, 2015.

As of September 30, 2015, Galena had cash and cash equivalents of $34.8 million, compared with $23.7 million as of December 31, 2014. The $11.1 million increase in cash through the third quarter of 2015 represents $47.4 raised from issuance of common stock, partially offset by $27.8 million used in continuing operating activities, $5.0 million used in discontinued operating activities, $0.5 million milestone payment for Zuplenz, and $3.0 million in debt service payments.

THIRD QUARTER AND RECENT HIGHLIGHTS

Presented GALE-302 Preliminary Immunological Data Optimizing GALE-301 at the Society for Immunotherapy of Cancer (SITC) 30th Anniversary Annual Meeting. The poster, entitled, "Preliminary report of a clinical trial supporting the sequential use of an attenuated E39 peptide (E39’) to optimize the immunologic response to the FBP (E39+GM-CSF) vaccine," compared three primary vaccine series (PVS) sequences of GALE-301 (E39) and GALE-302 (E39’) in ovarian and breast cancer patients to optimize the ex vivo immune responses, local reactions (LR), and delayed type hypersensitivity (DTH) reactions. The data demonstrated that the in vivo immune response is enhanced with the use of the attenuated E39’ (GALE-302) after E39 (GALE-301). The optimal vaccination sequence utilizing three inoculations of GALE-301 followed by three inoculations of GALE-302 produced the most prominent and statistically significant LR and DTH responses.

Announced the collaboration with the National Cancer Institute (NCI) to initiate a new, Phase 2 Clinical Trial With NeuVax in Ductal Carcinoma in Situ (DCIS) Patients. The trial will be entitled, VADIS: Phase 2 trial of the Nelipepimut-S Peptide VAccine in Women with DCIS of the Breast, and The University of Texas M.D. Anderson Cancer Center (MDACC) Phase I and II Chemoprevention Consortium is the lead for this multi-center trial. The Consortium is funded through the Division of Cancer Prevention at NCI, which will provide financial and administrative support for the trial. Galena will provide NeuVax, as well as additional financial and administrative support. The trial is expected to initiate in the fourth quarter of 2015.

Presented Positive GALE-301 Phase 2a Clinical Trial Data at the European Cancer Congress 2015. Poster #P427 (abstract #2764), entitled "Preliminary results of the phase I/IIa dose finding trial of a folate binding protein vaccine GALE-301 (E39) + GM-CSF in ovarian and endometrial cancer patients to prevent recurrence," provided updated data for all patients who had received at least twelve months of treatment. As presented, the clinical recurrence rate based on all treatment cohorts was 41% in the Vaccine Group (VG) (n=29) versus 55% in the Control Group (CG) (n=22), p=0.41. However, in the 1000 mcg VG cohort (n=15), there have only been two clinical recurrences (13.3% versus 55% CG, p=0.02), and the two-year Disease Free Survival (DFS) estimate is 85.7% versus 33.6% in the CG, p < 0.02, as compared by Kaplan-Meir and Log rank tests. Demographic, safety, immunologic, and clinical recurrence data are continuing to be collected.

The Independent Data Safety Monitoring Committee (IDMC) Recommended Reduction of Cardiac Toxicity Monitoring for the NeuVax PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) Clinical Trial. Following its most recent IDMC meeting in June 2015, the IDMC recommended routine cardiac monitoring could be reduced in the PRESENT trial and that such a reduction is justified and consistent with the pre-specified Cardiac Toxicity Monitoring Stopping Rules defined in the study protocol. The IDMC concluded that cardiac toxicity monitoring by echocardiogram (ECHO) or multiple-gated acquisition (MUGA) scans could be reduced. The IDMC had no other suggestions and recommended the trial continue as planned.

CORPORATE HIGHLIGHTS

Appointed Bijan Nejadnik, M.D., as Executive Vice President and Chief Medical Officer. Dr. Nejadnik will be responsible for managing all of Galena's clinical development programs and joins Galena from Jazz Pharmaceuticals where he was the Executive Director, Hematology-Oncology and led the clinical team towards a recently filed new drug application. Prior to Jazz, Dr. Nejadnik was at Johnson & Johnson and spent more than 13 years in teaching, research and caring for patients at world-renowned academic institutions. Dr. Nejadnik graduated from the University of Louvain in Belgium for both his undergraduate degree in premedical studies and his medical degree, and completed his internship and residency programs specializing in internal medicine focused on hematology-oncology at the University of Louvain and Oregon Health Sciences University. He completed his fellowships at Cornell University's Weill Medical College and Johns Hopkins University School of Medicine. Dr. Nejadnik has led or participated in more than 20 peer-reviewed publications.

GALENA BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Operating expenses:
Research and development	$5,740	$7,025	$18,762	$21,463
General and administrative	2,895	3,542	7,869	12,744
Total operating expenses	8,635	10,567	26,631	34,207
Operating loss	(8,635)	(10,567)	(26,631)	(34,207)
Non-operating income (expense):
Change in fair value of warrants potentially settleable in cash	2,134	6,735	(981)	13,174
Interest income (expense), net	(158)	(297)	(607)	(925)
Other income (expense)	307	597	69	(59)
Total non-operating income (expense), net	2,283	7,035	(1,519)	12,190
Loss before income taxes	(6,352)	(3,532)	(28,150)	(22,017)
Income tax expense (benefit)	—	—	—	—
Loss from continuing operations	$(6,352)	$(3,532)	$(28,150)	$(22,017)
Discontinued operations
Loss from discontinued operations, including $8,071 impairment charge from classification as held for sale for three and nine months ended September 30, 2015	(11,674)	(2,641)	(16,074)	(6,633)
Net loss	$(18,026)	$(6,173)	$(44,224)	$(28,650)

Net loss per common share:
Basic and diluted net loss per share, continuing operations	$(0.04)	$(0.03)	$(0.18)	$(0.19)
Basic and diluted net loss per share, discontinued operations	$(0.07)	$(0.02)	$(0.11)	$(0.06)
Basic net loss per share	$(0.11)	$(0.05)	$(0.29)	$(0.25)
Weighted-average common shares outstanding: basic and diluted	161,857,522	119,038,656	153,000,857	117,767,791

GALENA BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(Amounts in thousands)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$34,812	$23,650
Restricted cash	401	200
Prepaid expenses and other current assets	1,174	1,237
Current assets held for sale, net	17,801	27,013
Total current assets	54,188	52,100
Equipment and furnishings, net	288	285
In-process research and development	12,864	12,864
GALE-401 rights	9,255	9,255
Goodwill	5,898	5,897
Deposits	176	87
Total assets	$82,669	$80,488
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,238	$1,886
Accrued expense and other current liabilities	7,329	8,885
Current maturities of capital lease obligations	—	—
Fair value of warrants potentially settleable in cash	16,661	5,383
Current portion of long-term debt	4,166	3,910
Current liabilities held for sale	7,697	7,169
Total current liabilities	37,091	27,233
Capital lease obligations, net of current maturities	—	—
Deferred tax liability, non-current	5,053	5,053
Contingent purchase price consideration, net of current portion	6,582	6,651
Long-term debt, net of current portion	1,526	4,492
Total liabilities	50,252	43,429
Stockholders’ equity:	32,417	37,059
Total liabilities and stockholders’ equity	82,669	80,488

(1) Derived from the audited consolidated financial statements as of December 31, 2014.

About Galena Biopharma

Galena Biopharma, Inc. is a biopharmaceutical company committed to the development and commercialization of targeted oncology therapeutics that address major unmet medical needs. Galena’s development portfolio is focused primarily on addressing the rapidly growing patient populations of cancer survivors by harnessing the power of the immune system to prevent cancer recurrence. The Company’s pipeline consists of multiple mid- to late-stage clinical assets, including novel cancer immunotherapy programs led by NeuVax™ (nelipepimut-S) and GALE-301. NeuVax is currently in a pivotal, Phase 3 clinical trial with several concurrent Phase 2 trials ongoing both as a single agent and in combination with other therapies. GALE-301 is in a Phase 2a clinical trial in ovarian and endometrial cancer. For more information, visit www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our 2015 revenue from the sale of Abstral®, our launch of Zuplenz®, the divestiture of the commercial operations including the two commercial products, the issuance and exclusivity of patents, and the progress of development of Galena’s product candidates, including patient enrollment in our clinical trials. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2014 and most recent Quarterly Reports on Form 10-Q filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

NeuVax™ and Abstral® are trademarks of Galena Biopharma, Inc. All other trademarks are the property of their respective owners.

Contact:

Remy Bernarda
SVP, Investor Relations & Corporate Communications
(925) 498-7709
rbernarda@galenabiopharma.com